Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4, No. 333-225587) of Cadence Bancorporation for the registration of common stock and to the incorporation by reference therein of our report dated March 19, 2018, with respect to the consolidated financial statements of Cadence Bancorporation included in its annual report (Form 10-K) for the years ended December 31, 2017 and 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

July 20, 2018